Exhibit 99.1
Blue Nile Announces Second Quarter 2008 Financial Results
Reports Second Quarter Net Sales of $73.7 Million
Earnings per Diluted Share Total $0.20
Repurchases $18.6 Million of Stock in Second and Third Quarters to Date
SEATTLE, August 5, 2008 — Blue Nile, Inc. (Nasdaq: NILE), the leading online retailer of diamonds and fine jewelry, today reported financial results for its second quarter ended June 29, 2008.
Blue Nile reported net sales of $73.7 million, up from $72.1 million in the second quarter of 2007. Net income totaled $3.2 million, or $0.20 per diluted share.
“We are pleased that our disciplined focus on profitability across the business enabled us to deliver earnings that exceeded our expectations,” said Diane Irvine, Chief Executive Officer. “We are confident that our differentiated business model will allow us to continue to gain share and further strengthen our competitive position in the industry as we manage through a challenging economic environment in the U.S. We are focused on executing on our initiatives that will continue to enhance the Blue Nile customer experience in all areas, while capitalizing on the significant long-term opportunities for our business.”
During the quarter, the Company repurchased 10,500 shares of its common stock for $0.5 million. In the third quarter to date, the Company has repurchased an additional 466,400 shares of its common stock for $18.2 million. Since the inception of the buyback program in the first quarter of 2005, the Company has repurchased 4.3 million shares for a total of $155.0 million.
Selected Financial Highlights
•	International sales for the second quarter grew 179% to $8.1 million, compared to $2.9 million in the second quarter of 2007. Today, Blue Nile ships its products to nearly 30 countries as a result of its recently expanded shipment offering, compared to four countries one year ago.

•	Gross profit for the second quarter grew to $15.1 million, or 20.5% of net sales, compared to $14.9 million, or 20.7% of net sales in the second quarter a year ago. Gross profit in the second quarter of 2007 included the benefit of a one-time refund of shipping charges, which increased gross margin by 30 basis points.

•	Operating income for the quarter totaled $4.4 million. Operating margin was 5.9% of net sales for the second quarter.

•	Selling, general and administrative expenses for the quarter were $10.8 million, compared to $9.9 million in the second quarter of 2007. Selling, general and administrative expenses include stock-based compensation expense of $1.9 million, compared to $1.4 million in the second quarter of the prior year.

•	Non-GAAP adjusted EBITDA was $6.8 million for the quarter, consistent with the second quarter of 2007.

•	Net income per diluted share for the quarter includes stock-based compensation expense of $0.08, compared to $0.05 for the second quarter of 2007.

•	Net cash provided by operating activities totaled $24.2 million for the trailing twelve month period ended June 29, 2008. Non-GAAP free cash flow was $20.5 million for the trailing twelve month period ended June 29, 2008.

•	The Company’s cash and cash equivalents totaled $47.2 million at June 29, 2008.

•	Capital expenditures in the second quarter totaled $0.4 million, compared to $1.9 million in the second quarter of 2007.
Financial Guidance
The following forward-looking statements reflect Blue Nile’s expectations as of August 5, 2008. Actual results may be materially affected by many factors, such as consumer spending, economic conditions and the various factors detailed below.
Expectations for the third quarter 2008 (Quarter Ending September 28, 2008):
•	Net sales growth is expected to be in the range of 0% to 5%.

•	Net income is expected to be in a range of $0.15 to $0.17 per diluted share. The estimated net income per diluted share includes the estimated impact of stock compensation expense of approximately $0.08 per diluted share, compared to $0.05 per diluted share in the third quarter of 2007.

•	The effective tax rate for the quarter is expected to be approximately 35%.
Revised expectations for fiscal year 2008 (Year Ending January 4, 2009):
•	Our expectation for net sales and non-GAAP adjusted EBITDA is mid-single digit percentage growth for the year.

•	Our net income per diluted share goal for 2008 is to achieve an EPS level that is consistent with the level achieved in 2007.

•	Stock compensation expense for the year is estimated at approximately $0.30 per diluted share, an incremental impact of $0.08 per diluted share compared to 2007.

•	The effective tax rate for the year is expected to be approximately 35%.

•	Capital expenditures are expected to be approximately $2.5 million.
Blue Nile reports fiscal results on a 52/53-week format. The Company’s fiscal 2008 reporting period includes 53 weeks, with the additional week falling into the fourth quarter.
Forward-Looking Statements
This press release contains forward-looking statements that include risks and uncertainties, including, without limitation, all statements related to future financial performance, estimated stock-based compensation expense, anticipated effective tax rate, anticipated capital expenditures and plans to grow our business. Words such as “expect,” “anticipate,” “believe,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to our fluctuating operating results, seasonality in our business, our ability to acquire products on reasonable terms, our online business model, demand for our products, our ability to attract customers in a cost effective manner, our limited operating history, the strength of our brand, competition, fraud, system interruptions, our ability to fulfill orders and other risks detailed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 30, 2007.

Additional information will be set forth in our Quarterly Report on Form 10-Q for the quarter ended June 29, 2008, which we expect to file with the Securities and Exchange Commission on or before August 8, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Blue Nile undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
Conference Call
The Company will host a conference call to discuss its second quarter financial results today at 2:00 p.m. PT/5:00 p.m. ET. A live webcast of the conference call may be accessed at http://investor.bluenile.com. Following the completion of the call, a recorded replay of the webcast will be available for 30 days at the same Internet address. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results. In the event that any non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available at http://investor.bluenile.com as soon as practicable after the conclusion of the conference call.
Non-GAAP Financial Measures
To supplement Blue Nile’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), Blue Nile uses non-GAAP adjusted EBITDA and non-GAAP free cash flow as measures of certain components of financial performance. Blue Nile defines non-GAAP adjusted EBITDA as earnings before interest and other income, taxes, depreciation and amortization, adjusted to exclude the effects of stock-based compensation expense. Blue Nile defines non-GAAP free cash flow as net cash provided by or used in operating activities less cash outflows for purchases of fixed assets, including internal use software and website development. Blue Nile’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that the non-GAAP financial measures used by Blue Nile may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. Whenever Blue Nile uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measures. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
Blue Nile’s management believes that non-GAAP adjusted EBITDA and non-GAAP free cash flow, as defined, provide meaningful supplemental information to the company and to investors. Blue Nile believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Blue Nile and when planning and forecasting future periods. Further, management believes that the inclusion of the non-GAAP adjusted EBITDA and non-GAAP free cash flow calculations provide consistency in Blue Nile’s financial reporting and comparability with similar companies in Blue Nile’s industry.
A reconciliation of non-GAAP adjusted EBITDA is as follows (in thousands):

	Quarter Ended	Quarter Ended
	June 29, 2008	July 1, 2007
Net income	$3,205	$3,781
Income tax expense	1,725	2,068
Other income, net	(565)	(815)
Depreciation and amortization	541	385
Stock-based compensation	1,898	1,389

Adjusted EBITDA	$6,804	$6,808

	Year to Date Ended	Year to Date Ended
	June 29, 2008	July 1, 2007
Net income	$5,776	$6,944
Income tax expense	3,106	3,766
Other income, net	(1,491)	(1,991)
Depreciation and amortization	953	776
Stock-based compensation	3,648	2,663

Adjusted EBITDA	$11,992	$12,158

A reconciliation of differences of non-GAAP free cash flow from the comparable GAAP measure of net cash provided by (used in) operating activities is as follows (in thousands):

	Twelve Months Ended	Twelve Months Ended
	June 29, 2008	July 1, 2007
Net cash provided by operating activities	$24,167	$35,841

Purchases of fixed assets, including internal- use software and website development	(3,711)	(2,792)

Non-GAAP free cash flow	$20,456	$33,049

About Blue Nile, Inc.
Blue Nile, Inc. is the leading online retailer of diamonds and fine jewelry. The Company delivers the ultimate customer experience, providing consumers with a superior way to buy engagement rings, wedding rings and fine jewelry. Blue Nile offers in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. The Company offers thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail, with quality standards that are among the highest in the industry. Blue Nile can be found online at www.bluenile.com, www.bluenile.ca and www.bluenile.co.uk. Blue Nile’s shares are traded on the Nasdaq Stock Market LLC under the symbol NILE.
Contact:
Blue Nile, Inc.
Eileen Askew, (Investors) 206.336.6745
bluenileir@bluenile.com
or
Liz Powell, (Media) 206.336.6755
liz@bluenile.com

BLUE NILE, INC.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 29,	December 30,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$47,177	$122,793
Trade accounts receivable	1,323	2,452
Other accounts receivable	586	1,124
Inventories	16,782	20,906
Deferred income taxes	520	799
Prepaids and other current assets	1,013	1,072

Total current assets	67,401	149,146
Property and equipment, net	7,530	7,601
Intangible assets, net	271	286
Deferred income taxes	4,586	3,489
Other assets	64	64

Total assets	$79,852	$160,586

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$41,077	$85,866
Accrued liabilities	4,827	9,549
Current portion of long-term financing obligation	39	38
Current portion of deferred rent	221	238

Total current liabilities	46,164	95,691

Long-term financing obligation, less current portion	860	880
Deferred rent, less current portion	463	538

Stockholders’ equity:
Common stock	20	20
Additional paid-in capital	139,328	134,207
Deferred compensation	—	(3)
Accumulated other comprehensive income	185	75
Retained earnings	30,345	24,569
Treasury stock	(137,513)	(95,391)

Total stockholders’ equity	32,365	63,477

Total liabilities and stockholders’ equity	$79,852	$160,586

BLUE NILE, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Quarter ended		Year to date ended
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007
Net sales	$73,706	$72,093	$144,166	$140,003
Cost of sales	58,583	57,150	115,119	111,811

Gross profit	15,123	14,943	29,047	28,192

Selling, general and administrative expenses	10,758	9,909	21,656	19,473

Operating income	4,365	5,034	7,391	8,719

Other income, net:
Interest income, net	280	803	1,115	1,776
Other income	285	12	376	215

Total other income, net	565	815	1,491	1,991

Income before income taxes	4,930	5,849	8,882	10,710
Income tax expense	1,725	2,068	3,106	3,766

Net income	$3,205	$3,781	$5,776	$6,944

Basic net income per share	$0.21	$0.24	$0.38	$0.44

Diluted net income per share	$0.20	$0.23	$0.36	$0.42

Shares used for computation (in thousands):
Basic	15,018	15,802	15,309	15,838
Diluted	15,694	16,617	15,984	16,598

BLUE NILE, INC.
Condensed Consolidated Statements of Cash Flow
(Unaudited)
(in thousands)

	Year to Date Ended
	June 29,	July 1,
	2008	2007
Operating activities:
Net income	$5,776	$6,944
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	953	776
Loss (gain) on disposal of property and equipment	18	(6)
Stock-based compensation	3,708	2,723
Deferred income taxes	(818)	(563)
Tax benefit from exercise of stock options	281	2,974
Excess tax benefit from exercise of stock options	(141)	(320)
Changes in assets and liabilities:
Receivables	1,667	62
Inventories	4,124	(53)
Prepaid federal income tax	—	(1,596)
Prepaid expenses and other assets	59	(246)
Accounts payable	(44,789)	(24,124)
Accrued liabilities	(4,751)	(3,134)
Deferred rent and other	(33)	(95)

Net cash used in operating activities	(33,946)	(16,658)

Investing activities:
Purchases of property and equipment	(880)	(2,066)
Proceeds from the sale of property and equipment	7	8
Purchases of marketable securities	—	(20,230)
Proceeds from the maturity of marketable securities	—	40,000
Transfers of restricted cash	—	120

Net cash (used in) provided by investing activities	(873)	17,832

Financing activities:
Repurchase of common stock	(42,122)	(13,532)
Proceeds from stock option exercises	1,093	2,668
Excess tax benefit from exercise of stock options	141	320
Principal payments under long-term financing obligation	(19)	—

Net cash used in financing activities	(40,907)	(10,544)

Effect of exchange rate changes on cash and cash equivalents	110	(5)

Net decrease in cash and cash equivalents	(75,616)	(9,375)

Cash and cash equivalents, beginning of period	122,793	78,540

Cash and cash equivalents, end of period	$47,177	$69,165